Exhibit 10.27

The Medicines Company

8 Campus Drive

Parsippany, New Jersey 07054

December 23, 2005

Dear                    :

This letter agreement (this “Agreement”) is being entered into by and between The Medicines Company (the “Company”), a Delaware corporation, and you in connection with the acceleration of vesting of any stock options granted to you pursuant to the Company’s                                         Plan that are “Out of the Money Options” (as defined below).

Upon the recommendation of the Compensation Committee, the Board of Directors of the Company (the “Board”) has determined to fully accelerate the vesting of each otherwise unvested stock option held by an option holder either employed by the Company or serving as a member of the Board as of December 23, 2005, if such option has an exercise price per share equal to or greater than $20.50 (the “Out of the Money Options”).

Lock-Up Agreement

In consideration of the acceleration of each Out of the Money Options, you hereby agree to refrain from selling, transferring, pledging or otherwise disposing of any shares of the Company’s common stock, par value $0.001 per share (the “Shares”) acquired upon the exercise of the Out of the Money Option (the “Lock-Up”), until the date on which the exercise would have been permitted under the pre-acceleration vesting schedule set forth in the option agreement between you and the Company relating to the Out of the Money Options. Notwithstanding the foregoing, if (i) you cease to be employed by the Company or a member of the Board prior to such time as exercise would have been permitted under the pre-acceleration vesting schedule for the Out of the Money Options, or (ii) there is a “Change in Control Event,” as defined in the Company’s 2004 Stock Incentive Plan prior to such time as exercise would have been permitted under the pre-acceleration vesting schedule for the Out of the Money Options, the Lock-Up shall expire with respect to all of the Shares relating to the Out of the Money Options on the last day of your employment with the Company or membership on the Board, or consummation of the Change in Control Event, as applicable.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one instrument.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of the Agreement which will then constitute our agreement on this subject.

Very truly yours,

THE MEDICINES COMPANY

By:
Name:
Title:

I acknowledge receipt and agree with the foregoing terms and conditions as of the date first written above.